As filed with the Securities and Exchange Commission on January 14, 2011

Registration No. 333-33555

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMSCOPE, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4135495
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1110 CommScope Place, SE

Hickory, North Carolina 28602

(Address of Principal Executive Offices)

CommScope, Inc.

1997 Long-Term Incentive Plan

(Full title of the plan)

Frank B. Wyatt, II

Senior Vice President, General Counsel and Secretary

1110 CommScope Place, SE

P.O. Box 339

Hickory, North Carolina 28602

(828) 324-2200

(Name, address and telephone number, including area code, of agent for service)

With Copies to:

Gary C. Ivey

Kristen N. Higbee

Alston & Bird LLP

101 South Tryon Street, Suite 4000

Charlotte, North Carolina 28280

(704) 444-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

CommScope, Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to deregister all unsold securities registered for issuance under the Registration Statement on Form S-8, File No. 333-33555, originally filed August 13, 1997, pertaining to the CommScope, Inc. 1997 Long-Term Incentive Plan (the “Registration Statement”).

As previously reported on the Registrant’s Current Report on Form 8-K dated January 14, 2011, pursuant to the terms of the Agreement and Plan of Merger, dated October 26, 2010, by and among the Registrant, Cedar I Holding Company, Inc., a Delaware corporation (“Parent”), Cedar I Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and direct, wholly-owned subsidiary of Parent, Merger Sub merged with and into the Registrant on January 14, 2011 (the “Merger”). As a result of the Merger, the Registrant is the surviving corporation and a direct, wholly-owned subsidiary of Parent. In connection with the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. Accordingly, and in accordance with an undertaking made by the Registrant in the Registration Statement, Registrant hereby removes from registration any and all of its securities originally reserved for issuance under the plan listed above and registered under the Registration Statement which were unsold at the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hickory, state of North Carolina, on January 14, 2011.

COMMSCOPE, INC.

By:	/s/ Jearld L Leonhardt
	Name:	Jearld L. Leonhardt
	Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Marvin S. Edwards, Jr. Marvin S. Edwards, Jr.	President and Chief Executive Officer (Principal Executive Officer)	January 14, 2011

/s/ Jearld L. Leonhardt Jearld L. Leonhardt	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	January 14, 2011

/s/ Mark A. Olson Mark A. Olson	Senior Vice President and Controller (Principal Accounting Officer)	January 14, 2011

/s/ Campbell R. Dyer Campbell R. Dyer	Director	January 14, 2011

/s/ Claudius E. Watts, IV Claudius E. Watts, IV	Director	January 14, 2011